EXHIBIT 10(v)

STOCK AND UNIT PURCHASE AGREEMENT

           THIS STOCK AND UNIT PURCHASE AGREEMENT is made this
21st day of June, 1996 by and among EDISON CONTROL CORPORATION, a New Jersey Corporation ("Edison"), CONSTRUCTION FORMS
ACQUISITION, INC., a Delaware corporation ("Buyer"); and ALLEN W. DUHR, JOSEPH F. BENNETT, ALAN J. KASTELIC, ROBERT E. KLEMM and JAY R. HANAMANN (individually, a "Shareholder" and collectively, the "Shareholders").

RECITALS

           A. Allen W. Duhr, Joseph F. Bennett Alan J. Kastelic, Robert E. Klemm and Jay R. Hanamann are the owners of all of the issued and outstanding shares of the $.01 par value common stock (collectively, the "ConForms Stock") of Construction Forms, Inc., a Wisconsin corporation ("ConForms").

           B. ConForms is the owner of all of the issued and outstanding shares of the $.01 par value common stock (the "Ultra Tech Stock") of CF Ultra Tech, Inc., a Wisconsin corporation ("Ultra Tech").

           C.    ConForms and Allen W. Duhr, Joseph F. Bennett and
Alan J. Kastelic are the owners of all of the issued and outstanding shares of the $.01 par value common stock (the "Gilco Stock") of CF Gilco, Inc., a Wisconsin corporation ("Gilco").

           D. ConForms, Ultra Tech and Gilco are engaged in the businesses of manufacturing and selling concrete pumping systems and accessories; processing steel pipe into abrasion-resistant hardened pipe; and manufacturing and selling concrete, utility and mortar/plaster mixers (collectively, the "Business").

           E. The Shareholders are the owners of all of the issued and outstanding units (the "JABCO Units") of JABCO, LLC, a Wisconsin limited liability company ("JABCO") which owns the real estate and certain equipment used by Ultra Tech in Port Washington, Wisconsin.

           F. The Shareholders desire to sell all of the (1) ConForms Stock; all of the Gilco Stock they own personally (collectively, the "Shares") to Buyer and Buyer desires to purchase the Shares from Shareholders and (2) JABCO Units to Buyer and Edison and Buyer and Edison desire to purchase the Units from Shareholders, on the terms and conditions set forth in this Agreement.

           G. Buyer is a wholly-owned subsidiary of Edison created solely for the purpose of effectuating the acquisitions described herein and will be merged with and into ConForms immediately after the Closing and will thereafter cease to exist.

           H. ConForms, Ultra Tech, Gilco and JABCO are individually referred to herein as a "Company" and collectively as the "Companies."

AGREEMENTS

           In consideration of the premises and the mutual agreements herein contained, the parties agree as follows:

           1.    Purchase and Sale of Shares and Units.  1.01
Shares. On the terms and subject to the conditions contained in this Agreement, Buyer agrees to purchase from the Shareholders, and the Shareholders agree to sell to Buyer, all of the Shares.

                 1.02 JABCO Units. Buyer and Edison agree to purchase from Shareholders and Shareholders agree to sell to Buyer and Edison all of the Units as follows:

Units
Shareholder
Buyer
Edison
Total
Allen W. Duhr
39
1
 40
Joseph F.Bennett

40
0
 40
Alan J. Kastelic
10
0
 10
Robert E. Klemm
 5
0
 5
Jay R. Hanamann
 5
0

5

99
1
100
           2. Purchase Price. In consideration of Shareholders' sale, assignment and transfer of the Shares and Units and the performance by them of all of the terms, covenants and provisions of this Agreement on their part to be kept and performed, Buyer and Edison (with respect to Edison's purchase of 1 Unit from Allen W. Duhr) shall pay to Shareholders the sum of $20,032,400 for the Shares and Units (collectively, the "Purchase Price") by (a) issuance to Shareholders of Promissory Notes of Buyer in the form attached hereto as Exhibits A-1 through A-6 (the
"Notes") in amounts equal to the difference between each Shareholder's pro rata share as reflected on Schedule 2 of (i) the Purchase Price minus
(ii) $1,500,000 (the "Escrow Amount") and (b) depositing the Escrow
Amount with Firstar Bank Milwaukee, N.A. (the "Escrow Agent") to be held by Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement attached hereto as Exhibit B. Immediately following issuance of the Notes, Buyer will merge with and into ConForms, with ConForms as the surviving entity (the "Merger"). The Notes shall be paid in full immediately following consummation of the Merger by wire transfer of immediately available funds to each Shareholder based upon the Purchase Price allocations set forth on Schedule 2.

           3. Employment Agreements. At Closing, Messrs. Kastelic and Hanamann shall each enter into Employment Agreements with Buyer in the forms attached hereto as Exhibits C-1 and C-2 (the "Employment Agreements").

           4. Closing. The transaction contemplated by this Agreement is being consummated (the "Closing") at 10:00 a.m. on June 21, 1996 (the "Closing Date"), at the offices of Reinhart, Boerner,
Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street,
Suite 2100, Milwaukee, Wisconsin.

           5.    Individual
Representations and Warranties of Shareholders. The representations and warranties shall be deemed representations and warranties of each individual Shareholder; provided, however, that the representation and warranty of the Shareholders in the first sentence of section 5.08 of this Agreement shall be joint and several. References to the knowledge of the Shareholders shall mean the actual knowledge of the Shareholder providing the representation and warranty. If a document or a matter is listed in one section of the Disclosure Schedules to this Agreement delivered herewith, such listing shall suffice, without specific repetition and with or without cross reference, as a response to any other section. Except as otherwise set forth in this Agreement, the Ancillary Agreements (defined below) and/or in the Schedules to this Agreement, each Shareholder hereby severally represents and warrants to Buyer and Edison as follows:

                 5.01 Authorization of Agreement. Shareholder has all necessary power and authority to execute and deliver this Agreement and all other agreements contemplated hereby (the "Ancillary Agreements") and to consummate the transactions provided for herein. Except as set forth in
Schedule 5.01, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach, default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to the terms or conditions of the respective Companies' Articles of Incorporation, Articles of Organization, By-Laws or Operating Agreement or, to Shareholder's knowledge, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument or other arrangement to which Shareholder is a party or by which Shareholder or his Shares or Units are bound. This Agreement and the Ancillary
Agreements to be executed by Shareholder pursuant hereto will be when so executed, a legal, valid and binding obligation of Shareholder, enforceable in accordance with their terms, except that enforcement may be limited by a bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles. Shareholder has the authority to sell the Shares and Units to Buyer and will deliver to Buyer at Closing, good and marketable title to the Shares and Units free and clear of all liens, security interests and encumbrances.
To Shareholder's knowledge, except as provided otherwise in this Agreement, Shareholder need not give any notice to, make any filings with, or obtain any authorization, consent or approval of any court, arbitrator, administrative, government or governmental agency or self-regulatory agency of which Shareholders or the Companies should reasonably have knowledge in order to consummate the transactions contemplated by this Agreement.

                 5.02 Title to Shares and Units. As of the Closing, except as set forth on Schedule 5.02, Shareholder will hold of record and own beneficially the number of Shares and Units set forth next to his name in Schedule 2, free and clear of any restrictions on transfer, options, warrants, purchase rights, contracts, commitments, claims, demands, mortgages, pledges, liens, encumbrances, charges or other security interests. As of the Closing, the Shareholder is not a party to any option, warrant, purchase right or other contract or commitment relating to the capital stock of the Companies (other than this Agreement). As of the Closing, the Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Companies. As of the Closing, the Companies have no outstanding securities that are convertible into capital stock of the Companies.

                 5.03 Corporate Organization; No Conflict. Each of the Companies is a corporation or limited liability company duly incorporated or organized, as the case may be, validly existing under the laws of the State of Wisconsin and each has all requisite corporate or limited liability company, as the case may be, power to carry on their respective businesses as they are now being conducted (the business as conducted by the Companies is collectively, the "Business"). The Companies are in good standing and duly qualified to do business in each jurisdiction where the failure to do so would have a material adverse effect on the Business. The Companies have, and as of the Closing will have, all material licenses and permits required under all applicable laws, regulations and orders of all necessary public authorities to carry on the Business in the places and in the manner presently conducted. To Shareholder's knowledge, the execution and delivery of this Agreement and the Ancillary Agreements by Shareholder and the consummation of the transactions contemplated hereby and thereby, will violate neither the (a) Articles of Incorporation or By-Laws nor (b) Articles of Organization or Operating Agreement, as the case may be, of the Companies or any agreement or instrument to which Shareholder or the Companies are a party or subject or any judgment, order, law, ordinance or regulation applicable to Shareholder or the Companies.

                 5.04 Corporate Records. Shareholder has delivered to Buyer true and complete copies of the Articles of Incorporation or Articles of Organization, as amended to date, and the By-Laws or Operating Agreement, as in effect on the date hereof, of each of the Companies. The stock certificate and transfer books and the minute books of the Companies (copies of which have been made available for inspection by the Buyer and its representatives) are true and complete.

                 5.05 Financial Statements. Shareholder has delivered to Buyer copies of the following financial statements, including in each case all notes thereto, all of which have been prepared from the books and records of the Companies in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated ("GAAP") (except as otherwise disclosed on Schedule 5.05):

                      (a)  audited balance sheets of ConForms, Ultra
Tech and Gilco as of January 31, 1994, January 31, 1995 and January 31, 1996 and unaudited balance sheets of JABCO as of December 31, 1994 and December 31, 1995 (January 31, 1996 in the case of ConForms, Ultra Tech and Gilco and December 31, 1995 in the case of JABCO being referred to herein collectively as the "Balance Sheet Date") and statements of income, changes in shareholders' equity and cash flows of the Companies for each of their respective years then ended; and

                      (b)  an unaudited balance sheet of the
Companies as of April 30, 1996 (the "Interim Balance Sheet") and the related unaudited statement of income for the three-month period in the case of ConForms, Ultra Tech and Gilco and the four-month period in the case of JABCO ending April 30, 1996 (collectively, the "Interim Balance Sheet Date").

                      Such financial statements do not contain any items of special or nonrecurring income in excess of $100,000 or any other income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair representation.

                 5.06 Capital Stock/Units. The aggregate number of shares or units, as the case may be, which the Companies are authorized to issue are set forth in Schedule 5.06. All the issued and outstanding Shares have been duly authorized, are validly issued and outstanding and are fully paid and nonassessable (except as provided in Wisconsin Statutes section 180.0622, as judicially interpreted), and held of record and beneficially by the respective Shareholders and ConForms as set forth in
Schedule 5.06. All of the issued and outstanding Units have been duly authorized, are validly issued and outstanding and are fully paid and nonassessable and held of record and beneficially by the respective members as set forth in Schedule 5.06.

                      The Shares or Units, as the case may be, constitute all of the issued and outstanding shares of capital stock or units, as the case may be, of the Companies of whatever class, series or designation. As of the Closing, there are no outstanding options, contracts, warrants or subscription rights of any nature relating to the issuance, sale or acquisition of the Shares or Units, as the case may be, or of any additional securities of the Companies of whatever series, class or designation. As of the Closing, none of the Shares or Units, as the case may be, is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, except for this Agreement and the Ancillary Agreements.

                 5.07 Title to Assets; Real Property Owned or Leased.

                      (a) Except as disclosed in Schedule 5.07(a) or as specifically disclosed pursuant to any provision of this Agreement and except for such imperfections of title and encumbrances, if any, that are not substantial in character, amount or extent, and do not individually or in the aggregate materially detract from the value, or interfere with the present or intended use, of the property or assets subject thereto or affected thereby, or otherwise materially impair the Business, and except for tax liens for amounts not yet due or liens shown on the financial statements described in section 5.05, to Shareholder's knowledge, the Companies have, and will have at the Closing, good and marketable title to, or a valid leasehold interest in, all of their assets, free and clear of all liens, claims, encumbrances and restrictions.

                      (b) Set forth in Schedule 5.07(b) is a list of all of the real property owned or leased by the Companies. To the Shareholders' knowledge, no parcel of real property so listed as owned or leased or its use is (i) in violation of any applicable zoning laws nor in violation of any local, state or federal laws and regulations affecting the use and occupancy of such property or (ii) subject to any pending or threatened condemnation proceedings. Except as set forth on section
Schedule 5.07(b), to the Shareholder's knowledge, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all governmental authorities having jurisdiction over the real property owned or leased by the Companies, and from all insurance companies and fire rating and other similar boards and organizations required or appropriate to have been used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect, except for those certificates of occupancy, permits, licenses, franchises, approvals and authorizations, the failure of which to have been issued and effective will not materially and adversely affect the financial condition or results of operations of the Companies.

                 5.08 Undisclosed Liabilities. Each Shareholder jointly and severally for purposes of this sentence only, represents and warrants, to such Shareholder's knowledge, and with the knowledge of each Shareholder being imputed to all Shareholders, except for liabilities disclosed in the balance sheets of the Companies referred to in section 5.05, liabilities which under GAAP would not be required to be disclosed on the Interim Balance Sheet or the financial statements referred to in section 5.05, liabilities disclosed pursuant to any section of this Agreement or on Schedule 5.08 and liabilities incurred in the ordinary course of business since January 31, 1996, the Companies have no material liabilities. Except as disclosed on Schedule 5.08, there are no proceedings pending against the Companies or their properties or assets in any court, which, if adversely determined, will materially and adversely affect the financial condition or results of operations of the Companies, or which seek to prohibit, restrict or delay consummation of the sale contemplated hereby or any of the conditions to consummation of such sale or to limit in any manner the right of the Buyer to control the Companies after the Closing and the Companies are not in default with respect to any order, writ, injunction or decree of any court, governmental authority or arbitration board or tribunal.

                 5.09 Taxes.

                      (a) Definitions. The following definitions shall apply for purposes of this Agreement.

                           (i)   The term "Taxes" means all federal,
state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

                           (ii)  The term "Returns" means all
returns, declarations, reports, statements and other documents required to be filed by the Companies as of the date hereof or which will be due as of the Closing Date by applicable law, other than as a result of the Closing, in respect of Taxes and the term "Return" means any one of the foregoing Returns;

                           (iii) The term "Code" means the Internal
Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor thereto enacted into law as of the filing date of each Return.

                      (b)  Filing of Returns and Payment of Taxes.
To Shareholder's knowledge, each of the Companies has (i) filed all Returns and all such Returns were in all material respects true, complete and correct and filed on a timely basis and (ii) within the time and in the manner prescribed by law, paid (and until the Closing will pay within the time and in the manner prescribed by law) all Taxes that were or are due and payable, other than as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. None of the Companies has requested any extension of time within which to file any Return, which Return has not been filed as of the date hereof.

                      (c) Withholding. Except for Taxes that are due but not yet payable, each of the Companies has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                      (d) Audit History. No issues have been raised and are currently pending by any taxing authority in connection with any of the Returns. No deficiency for any Taxes has been asserted or assessed against any of the Companies that has not been resolved and paid in full or otherwise settled, no audits or other administrative proceedings or court proceedings are presently in progress, pending or, to Shareholder's knowledge, threatened with regard to any Taxes or Returns of any of the Companies, and no claim is currently being made by any authority in a jurisdiction where any of the Companies does not file Returns that it is or may be subject to Tax in that jurisdiction. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Companies.

                      (e) Tax Rulings and Closing Agreements. None of the Companies has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) that would have any continuing effect after the Closing. "Tax Ruling" shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement" shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

                      (f) JABCO Status. JABCO has, since the date of its formation, qualified (and, up until the Closing, will qualify) to be treated as a partnership for federal income tax purposes and neither
JABCO nor, to Shareholder's knowledge, any of the Shareholders has taken any position inconsistent with such treatment.

                      (g) Prior Affiliated Groups. Except for the group of which ConForms is presently the parent, ConForms has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, other than as a common parent corporation and each of Gilco and Ultra Tech has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code, except where ConForms was the common parent corporation of such affiliated group. Gilco and Ultra Tech have, since the date of their formation, each been a member (and up until the Closing, will continue to be a member) of an affiliated group of corporations, within the meaning of section 1504 of the Code, in which ConForms is the common parent.

                      (h)  Section 341(f) Consent.  None of the
Companies has filed a consent pursuant to the collapsible corporation provisions of section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign tax law) apply to any disposition of any asset owned by it.

                      (i) Foreign Person. None of the Shareholders is a person other than a United States person within the meaning of the Code.

                      (j) Liens. To Shareholder's knowledge, there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Companies.

                 5.10 Conduct Out of Ordinary Course.  To
Shareholder's knowledge, except as disclosed on Schedule 5.10, the Companies have, since the date of the Interim Balance Sheet, conducted the Business in the normal and ordinary course and have not, and will not have between such date and the Closing: (a) mortgaged or pledged any of the assets or business of the Companies outside the ordinary course of business, except for this Agreement; (b) sold, transferred or leased to others any of the material assets of the Companies (except sales of inventory in the ordinary course of business and except as contemplated in connection with this Agreement); (c) suffered any material damage, destruction or loss affecting any of the significant assets, or the Business, reasonable wear and tear excepted; (d) borrowed, or agreed to borrow, funds (except credit received by vendors and draws on the Companies existing lines of credit in the ordinary course of business); (e) incurred any obligation or liability, except current liabilities incurred in the ordinary course of its business; (f) discharged or satisfied any material lien, charge or encumbrance, canceled or compromised any material debt or claim or paid any material obligation or liability, other than in the normal course of its business; (g) declared, set aside or paid any dividend or made any other distribution with respect to the Shares; (h) entered into any transaction, contract or commitment involving amounts in excess of Twenty-Five Thousand Dollars ($25,000) other than in the ordinary course of its business; (i) made or permitted any material amendment or termination of any material contract, mortgage, lease, license or agreement to which it is a party, other than in the ordinary course of its business;
(j) made any accrual or arrangement for or payment of any significant bonuses or special compensation of any kind to any employee other than under a plan or arrangement in effect on or accrued at such date or other than in the ordinary course of business; (k) directly or indirectly paid any severance or termination pay to any employee which was not accrued at such date other than in the ordinary course of business; (l) made any material changes in accounting for receivables or payment methods or practices; (m) materially increased the regular rate of compensation payable by it to any officer, director or employee, other than in the ordinary course of its business; (n) entered into any other material transaction, other than in the ordinary course of business, except the transactions contemplated by this Agreement; (o) incurred any cancellations by suppliers or contractors that could have a material adverse effect on the Business; (p) received notice from any customer accounting for more than five (5) percent of the Companies' annual gross revenues of an intent to cease doing business with the Companies; (q) directly or indirectly paid or reimbursed any out-of-pocket expenses of any Shareholder, or any affiliate or family member of any Shareholder, or any officer, director, employee or affiliate of any of the Companies (any such person shall be referred to as a "Restricted Person") other than those expenses incurred by a Restricted Person in the ordinary course of the Business or as otherwise provided for in this Agreement; or (r) except as described in this Agreement or any of the Ancillary Agreements, entered into any loan transactions, arrangements or agreements with any Restricted Person.

                 5.11 Insurance. Schedule 5.11 contains a list of all insurance maintained by the Company. Except as set forth on
Schedule 5.11, premiums on policies due to the date hereof have been paid, and no notice has been received that any such insurance is in default, will be canceled or not renewed.

                 5.12 Material Contracts.

                      (a) Schedule 5.12 is a list of (i) any contract for the lease by the Companies of personal property from third parties providing for lease payments in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum; (ii) any contract in effect on the date hereof which involves more than Twenty-Five Thousand Dollars ($25,000.00) for the purchase of materials, commodities, supplies or other personal property or for the receipts of services, other than purchase orders issued by the Companies in the ordinary course of their business; (iii) any joint venture or partnership agreement to which the Companies are a party or are bound; (iv) any material agreement under which the Companies are indebted for borrowed money; (v) any written employment agreement to which the Companies are a party or are bound; (vi) any other agreement, license or lease which involves a payment by the Companies of more than Twenty-Five Thousand Dollars ($25,000.00) other than in the ordinary course of business (collectively, the "Contracts").

                      (b) Each of the Contracts is in full force and effect and the Companies are in compliance, and to Shareholder's knowledge all other parties to the Contracts are in compliance, with all material terms and conditions set forth in the Contracts, except as limited by bankruptcy, insolvency, reorganization, moratorium, marshaling or other similar laws relating to creditors' rights generally or by general principles of equity (whether considered in an action at law or in equity) and to the discretion of the court before which any proceedings therefor may be brought.

                      (c) All material purchase orders or purchasing commitments and all material sales orders and commitments of the Companies have been entered into in the ordinary course of business.

                      (d) To Shareholder's knowledge, there does not exist under any of the Contracts any default on the part of the Companies which has a material adverse effect on the Business, operation or financial condition of the Companies taken as a whole.

                 5.13 Consents and Approvals. To Shareholder's knowledge, no material consent, order or authorization of, or filing or registration with any governmental authority on the part of the Companies in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements is required to be made or obtained with respect to any Shareholder or the Companies.

                 5.14 Inventory. The inventory of the Companies as disclosed on the Interim Balance Sheet or thereafter acquired by the Companies prior to Closing consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective, subject only to the reserve for inventory write down set forth on the face of the Interim Balance Sheet.

                 5.15 Accounts Receivable.  Except as set forth on
Schedule 5.15, each account receivable of the Companies as disclosed on the Interim Balance Sheet or thereafter acquired by the Companies prior to Closing has arisen from a bona fide transaction in the ordinary course of business and is collectible within 90 days (except as reserved on the Interim Balance Sheets) in accordance with GAAP.

                 5.16 Government Licenses and Permits. Except as set forth on Schedule 5.16, to Shareholder's knowledge, the Companies have all domestic and foreign governmental licenses and permits necessary to conduct the Business and such licenses and permits are in full force and effect. Except as set forth on Schedule 5.16, all the rights of the Companies under such licenses and permits will be exercisable by Buyer after the consummation of the transactions contemplated by this Agreement. None of the Companies have received notice within the four-year period preceding the date of this Agreement, and no proceeding is pending or, to Shareholder's knowledge, threatened, regarding the revocation or limitation of any such governmental license or permit and there is no basis or grounds for any such revocation or limitation.

                 5.17 Employee Benefit Plans.

                      (a) Schedule 5.17 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Companies or with respect to which the Companies have an obligation to contribute or any liability (the "Pension Plans"). The term "Pension Plans" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored or contributed to by the Companies or with respect to which the Companies had an obligation to contribute or any liability which, as of the Closing Date, has not distributed all of its assets in full satisfaction of accrued benefits. The Companies have made available to Buyer true and complete copies of (i) the documents governing each of the Pension Plans as in effect on the Closing Date; (ii) the most recent annual report prepared on the appropriate
Internal Revenue Service Form 5500 series, including all required attachments, for each of the Pension Plans subject to such reporting requirements; and (iii) the most recent determination letter issued by the Internal Revenue Service concerning the qualification of any Pension Plan pursuant to section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). None of the assets of the Companies are subject to any lien, constructive or otherwise, arising under ERISA sections 4068 or 302(f) or under Code section 412(n).

                      (b) Schedule 5.17 lists all "employee welfare benefit plans," as defined in ERISA section 3(1) without regard to any exemptions from any requirements thereunder issued by the United States Department of Labor in regulations or otherwise, maintained, sponsored or contributed to by the Companies or with respect to which the Companies have an obligation to contribute or any liability (the "Welfare Plans"). The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored or contributed to by the Companies or with respect to which the Companies had an obligation to contribute or any liability which, as of the Closing Date, has not distributed all of its assets. The Companies have made available to Buyer true and complete copies of the documents governing or relating to each of the Welfare Plans as in effect on the Closing Date.

                      (c) Schedule 5.17 lists all plans, agreements or programs to provide fringe or other benefits to the Companies current or former employees (other than Pension Plans, and Welfare Plans) including, but not limited to, vacation, holiday, sick leave, disability, retirement, stock bonus, savings, thrift, bonus, stock appreciation, deferred compensation, severance, employment, consulting, medical, hospitalization, welfare, life insurance and other insurance plans, group insurance or other benefit plans, agreements or programs (the "Fringe Benefit Plans"). The Companies have made available to Buyer true and complete copies of the documents governing or affecting each Fringe Benefit Plan together with any summary plan description or other document describing such Fringe Benefit Plan.

                      (d) Except as described in Schedule 5.17, the Companies have no direct or indirect, formal or informal, plan or program to change any Pension Plan, Welfare Plan or Fringe Benefit Plan
(collectively, the "Plans") that would affect any employees of the Companies after Closing. The Companies have made no material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Plans.

                      (e)  Except as set forth on Schedule 5.17,
neither the Companies nor any Plan maintained or contributed to by the Companies provides or has any obligation to provide (or contribute towards the cost of) post-retirement, welfare benefits with respect to current or former employees of the Companies or any other entity, including, without limitation, post-retirement, medical, dental, life insurance, severance, or any other similar benefit, whether provided on an insured or self insured basis.

                      (f) Except as disclosed on Schedule 5.17, with respect to each of the Plans (i) all payments due from any such Plan (or from the Companies with respect to any such Plan) have been made, and all amounts properly accrued to date as liabilities of the Companies which have not been paid have been properly recorded on the books of the Companies;
(ii) to the Shareholder's knowledge, the Companies have complied with, and each such Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code in all material respects, and all reports and information relating to such Plans required to be filed with any governmental entity have been timely filed;
(iii) to the Shareholder's knowledge, all reports and information required to be disclosed or provided to participants or the beneficiaries have been timely disclosed or provided; (iv) there have been no prohibited transactions within the meaning of sections 406 and 407 of ERISA or section 4975 of the Code resulting from actions or omissions of the Companies or any of its employees; (v) to the Shareholder's knowledge, no event or omission has occurred in connection with any Plan that would subject the Companies or such Plan to a fine, penalty, tax or liability, whether pursuant to any agreement, instrument, indemnification obligation, or statute, regulation or rule of law; and (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or, to Shareholder's knowledge, threatened with respect to any Plan or against the assets of any Plan.

                      (g) Neither the Companies nor any entity that is or was at any time treated as a single employer with the Companies under section 414(b), (c), (m) or (o) of the Code has at any time (i) maintained, contributed to or been required to contribute to any plan under which more than one employer makes contributions (within the meaning of section 4064(a) of ERISA) or to any multiemployer plan (within the meaning of section 3(37) of ERISA); (ii) incurred or expects to incur any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of
ERISA (other than the payment of premiums none of which are overdue); or
(iii) incurred or expects to incur liability in connection with an "accumulated funding deficiency" within the meaning of section 412 of the Code, whether or not waived.

                      (h) The Pension Plans are qualified and exempt from federal income tax under sections 401(a) and 501(a), respectively, of the Code. The ConForms has received favorable determination letters from the Internal Revenue Service stating that such plans are so qualified and nothing has occurred since the date of such letters to cause the letters to be no longer valid or effective. To Shareholder's knowledge, the assets of the Pension Plans are at least as great as the liabilities on a termination basis based on the assumptions used in the most recent actuarial valuation.

                      (i) The events contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any current or former employees of the Companies to severance pay, unemployment compensation or other similar payments under any Plan or Law; (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Plan or compensation to any current or former employees of the Companies; (iii) result in any payments (including parachute payments) under any Plan or law becoming due to any current or former employees of the Companies; or (iv) terminate or modify or give a third party a right to terminate or modify the provisions or terms of any Plan.

                      (j)  The Companies and each member of their
business enterprise have complied with the Worker Adjustment and Retraining Notification Act.

                      (k)  The Companies do not have any actual or
contingent liability with respect to the Construction Forms, Inc. Employee Equity Participation Plan.

                 5.18 Labor Matters.

                      (a) The Companies are not a party to or bound by any union collective bargaining agreements or other labor contracts.
The Companies are not, with respect to the Business, a party to any pending arbitration or grievance proceeding or other claim relating to any labor contract nor, to Shareholder's knowledge, is any such action threatened and no set of facts would reasonably be expected to constitute a basis for any such action. Except as set forth on Schedule 5.18, within the last five years, the Companies have not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its Business, and there is currently no labor strike, dispute, request for representation, slow down or stoppage actually pending, or to the knowledge of Shareholder threatened against or affecting the Companies.

                      (b) The Companies are not bound by any court, administrative agency, tribunal, commission or board decree, judgment, decision, arbitration agreement or settlement relating to collective bargaining agreements, conditions of employment, employment discrimination or attempts to organize a collective bargaining unit which in any case may materially and adversely affect the Companies or the Business. Shareholder has no notice or knowledge of any employment discrimination, safety or unfair labor practice or other employment-related investigation, claim or allegation against the Companies or any set of facts which would reasonably be expected to constitute a basis for such an action.

                      (c) Shareholder has provided Buyer all of the Companies' written employment policies presently in effect.

                      (d)  The Companies have made all required
payments to the appropriate governmental authorities with respect to applicable unemployment compensation reserve accounts for their employees.

                 5.19 Intangible Assets. Schedule 5.19 contains a true and complete list of all patents, trademarks, trade names, trade dress, service marks, copyrights and licenses thereof relating to the Business and all pending applications and applications to be filed therefor used in the operation of the Business (collectively, the "Intellectual Property"), all of which are fully assignable by the Companies and are free and clear of any adverse claims or interests. To Shareholder's knowledge, all other trade secrets, confidential information, know-how, inventions and formulas used in the Business are fully assignable by the Companies and are free and clear of any adverse claims or interests. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Companies relating to the Intellectual Property and any such trade secrets, know-how and formulas, other than those attached hereto on
Schedule 5.19. To Shareholder's knowledge, the Business and the use of its products by customers have not involved any infringement, and there exists no basis for any claim of infringement, of any patents, trademarks, trade names, service marks, copyrights, licenses or intangible assets of others. To Shareholder's knowledge, all patents, trademarks, trademark registrations, trade names and copyrights are valid and in full force and effect. There are no pending claims or litigation, and to Shareholder's knowledge, there are no inquiries or investigations challenging or threatening to challenge the Companies' right, title and interest with respect to its continued use and right to preclude others from using any such trade rights or intangible assets. To Shareholder's knowledge, no other person is infringing on the trade rights and intangible assets of the Companies.

                 5.20 Compliance with Environmental Laws. For the purpose of this section 5.20, "Environmental Laws" shall mean all federal, state and local laws relating to pollution or protection of the environment including, without limitation, laws relating to the emission, discharge, release, manufacture, processing, use, generation, management, handling, treatment, storage, transportation and/or disposal of wastes, pollutants, contaminants, oil, chemical substances or mixtures and/or hazardous or toxic substances, mixtures or wastes. To Shareholder's knowledge, except as set forth on Schedule 5.20, (a) the Companies have obtained all material permits, certificates, licenses and other authorizations required in connection with the Business or required under all applicable Environmental Laws (the "Environmental Permits"); (b) the Companies are in compliance in all material respects with all such required Environmental Permits; (c) the Business has been operated in material compliance with all Environmental Laws, except for failure in compliance which would not materially and adversely affect the Business taken as a whole; (d) without limiting the generality of the foregoing the Companies have received no notice of violations of any applicable Environmental Laws by the Companies;
(e) there is no environmental condition which would materially and adversely affect the financial condition of the Companies; (f) no notice has been issued and no investigation or review is pending by any governmental entity or other party with respect to (i) any alleged violation by the Companies of any Environmental Law, (ii) any alleged failure to have all Environmental Permits, or (iii) any actual or threatened release (including, without limitation, any spill, discharge, leak, emission, ejection, escape or dumping) or inadequate storage or contamination caused by any waste, pollutants, contaminant, oil, chemical substance or mixture and/or hazardous or toxic substances, mixture or leaks in connection with the operation of the Business.

                 5.21 Product Recalls and Warranty. None of the Companies' products are subject to any product recall action.
Schedule 5.21 sets forth a description of all warranties provided by the Companies with respect to the Business. No warranty claims in excess of $10,000 have been executed against or paid by the Companies since the Interim Balance Sheet Date. To Shareholder's knowledge, the Interim Balance Sheet contains adequate reserves for all anticipated warranty expenses for products sold by the Companies through the Interim Balance Sheet Date.

                 5.22 Litigation. Except as set forth in Schedule 5.22, there is no suit, action or arbitration, nor any legal or administrative or other proceeding before or by any federal, local or other governmental agency, pending or, to Shareholder's knowledge, threatened against
(a) the Companies relating to their property, assets or the Business or
(b) Shareholder with respect to the Companies or his Shares, nor does Shareholder have knowledge of any valid basis for any such suit, action, arbitration or proceeding which if adversely determined could reasonably be expected, in any one case or the aggregate, to interfere with the ability of Shareholder to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or have a material adverse effect on the Business. Except as set forth on Schedule 5.22, the Companies have not commenced nor threatened to commence any suit, action, arbitration or proceeding against any other party. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Companies or Shareholder with respect to the Companies or his Shares or Units.

                 5.23 Legal Compliance. To Shareholder's knowledge, each of the Companies has complied with all applicable laws of federal, state and local governments (and all agencies thereof) the violation of which would have a material adverse effect on any of the Companies or the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them, alleging any failure to so comply.

           6. Representations and Warranties of Buyer and Edison. Buyer jointly and severally represent and warrant to each Shareholder as of the Closing Date that:

                 6.01 Corporate Organization. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware and Edison is a corporation duly organized and validly existing under the laws of the State of New Jersey. Buyer and Edison each have all corporate power and authority to own, operate and lease their respective properties and carry on their respective businesses as now conducted. Buyer and Edison are each duly licensed and qualified to do business in and are in good standing under the laws of each state where failure to do so would adversely affect the business of Buyer or Edison.

                 6.02 Authorization of Agreement. Buyer and Edison each have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions provided for herein and the performance by them of the obligations to be performed thereunder have been duly authorized by all necessary and appropriate action by the Board of Directors of Buyer and Edison. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated thereby do not and will not, with or without the giving of notice or the passage of time, conflict with, result in or constitute a breach of, a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge as encumbrance pursuant to the terms or conditions of Buyer's or Edison's Articles of Incorporation or By-Laws, any law, rule, regulation, statute, order, judgment or decree or any contract, agreement, lease, license or instrument or other arrangement to which Buyer or Edison is a party or by which Buyer or Edison or their assets are bound or affected. This
Agreement is, and the Ancillary Agreements to be executed by Buyer and Edison pursuant hereto will be when so executed, a legal, valid and binding obligation of Buyer and Edison enforceable in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies or creditors generally and by general principles of equity. To Buyer's and Edison's knowledge, except as provided in this Agreement, neither Buyer nor Edison need give notice to, make any filings with, or obtain any authorization, consent or approval of any court, arbitrator, administrative, government or governmental agency or self-regulatory agency of which Buyer or Edison should reasonably have knowledge in order to consummate the transactions contemplated by this Agreement.

                 6.03 Litigation. There is no suit, action or arbitration, nor any legal or administrative or other proceeding before or by any federal, local or other governmental agency, pending or, to Buyer's or Edison's knowledge, threatened against the Buyer or Edison relating to their respective property, assets or business, nor does Buyer or Edison have knowledge of any valid basis for any such suit, action, arbitration or proceeding which if adversely determined could reasonably be expected, in any one case or in the aggregate, to interfere with the ability of Buyer or Edison to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or have a material adverse effect on the transactions contemplated by this Agreement or the Ancillary Agreements. Neither Buyer nor Edison has commenced or threatened to commence any suit, action, arbitration or proceeding against any other party. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against the Buyer or Edison.

                 6.04 Full Disclosure. The Buyer and Edison have completed their due diligence investigation of the Companies. The Buyer and Edison have enjoyed and used access to the Companies' officers, employees, records, physical plant and facilities to the extent the Buyer and Edison have deemed necessary to enable the Buyer and Edison to fully evaluate the merits and risks of closing the transaction contemplated hereby. The Buyer and Edison have notified the Shareholders in writing
(a) of any fact, condition or circumstance of which the Buyer or Edison have knowledge which the Buyer or Edison reasonably believes would constitute a breach or default by the Shareholders under this Agreement and (b) of any fact, condition or circumstance which the Buyer or Edison, in the exercise of reasonable business judgment, believes would, after notice or lapse of time or both, constitute a breach or default by the Shareholders under this Agreement.

                 6.05 Solvency.

                      Following the Closing, the Companies will not have incurred, and do not intend to, or believe that they will, incur indebtedness beyond their ability to pay such indebtedness as it matures (taking into account the timing and amounts of cash to be received from any one source). Following the Closing, none of the Companies intends to make any transfer or incur any obligations, with the intent to disturb, delay, hinder or defraud either present or future creditors. Following the Closing, each of the Companies will have sufficient capital with which to conduct its present or proposed business and its property will not constitute unreasonably small capital with which to conduct its present or proposed business and Buyer and Edison have no reason to believe the Companies will engage in a business or transaction for which they have unreasonably small capital.

                 6.06 Ownership of Buyer; No Prior Activities. Buyer is a wholly owned subsidiary of Edison and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.
The Merger will occur immediately upon the issuance of the Notes, with the result being that all of the outstanding capital stock of ConForms will be owned by Edison; all of the outstanding capital stock of Ultra Tech and Gilco will be owned directly by ConForms and 99% of the Units of JABCO will be owned by ConForms and 1% of the Units of JABCO will be owned by Edison. As of the Closing Date, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Buyer is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Buyer or obligating Edison to grant, issue or sell shares of the capital stock of, or other equity interests in, Buyer, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Buyer to repurchase, redeem or otherwise acquire any shares of the capital stock of Buyer.

                      As of the Closing Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Buyer has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

           7. Covenants and Agreements of Buyer and Edison. Buyer and Edison jointly and severally covenant and agree that Buyer and Edison shall, or shall cause the Companies to, for so long as each Shareholder's indemnification obligations survive the Closing, use reasonable efforts to maintain insurance coverage which is at least as extensive as the actual insurance coverage of the Companies in effect as of the Closing Date to the extent such insurance coverage is available on terms that are substantially similar to those in effect on the Closing Date.

           8. Noncompetition and Nonsolicitation Covenants. Each of Allen W. Duhr, Joseph F. Bennett and Robert E. Klemm (collectively, the "Restricted Shareholders") hereby individually covenants and agrees to Buyer and Edison that:

                      (a) During the two-year period from and after the date of this Agreement, Restricted Shareholder shall not, directly or indirectly (i) enter into or engage in any business of the Companies, their subsidiaries or affiliates as now conducted or as contemplated by the Companies, their subsidiaries or affiliates, either on his own account or as a partner or joint venturer, or as an employee, agent, consultant or salesman for any individual or entity, or as an officer, director or stockholder of a corporation, or as a lender, sales agent or sales representative or otherwise, within the United States or any other country, (ii) solicit or induce, or cause any business, firm or corporation to solicit or induce, the employment of or business with, any of the present or future employees, agents or customers of the Companies, their subsidiaries or affiliates or (iii) engage in or participate in , directly or indirectly, any business conducted under any name that shall be the same as or similar to any trade name used by the Companies, their subsidiaries or affiliates in connection with their business and operations. Nothing in the foregoing shall be deemed to prohibit any Shareholder from continuing employment with ConForms, Ultra Tech or Gilco after the Closing or from owning stock, but not otherwise participating in the management, of any corporation which is listed on a national stock exchange or the Nasdaq National Market system, provided such stock interest does not exceed five percent (5%) of the outstanding stock of any class of such corporation.

                      (b) During the two-year period from and after the date of this Agreement, Restricted Shareholder shall not, directly or indirectly, solicit or encourage any employee of the Companies or their subsidiaries to cease his or her employment with the Companies, their subsidiaries or affiliates or to commit any act or engage in any activity which would violate the conditions set forth in section 8(a) of this Agreement if it were committed or engaged in by the Shareholder himself nor shall any Shareholder induce or attempt to induce any customer or other person having a business relationship with the Companies, their subsidiaries or affiliates or interfere materially with the relationship between any such person and the Companies, their subsidiaries or affiliates.

                      (c) Each Restricted Shareholder acknowledges and agrees that (i) irreparable damage would result if the provisions of section 8 hereof were not complied with in accordance with their respective specific terms, (ii) such damage will be incapable of precise measurement and (iii) neither Buyer nor Edison will have an adequate remedy at law to redress the harm which such violations shall cause. Accordingly, each Restricted Shareholder agrees that Buyer and Edison shall have the right to injunctive relief, in addition to any other rights or remedies it may have, in respect of any failure on the part of any Restricted Shareholder to comply with the provisions of this section 8 including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation of this section by any Restricted Shareholder.

           9.    Conditions Precedent to each Shareholder's Obligations.
The obligations of each Shareholder under this Agreement are, at the option of each Shareholder, subject to the fulfillment at Closing of each of the following conditions:

                 9.01 Accuracy of Representations and Warranties.
Each of the representations and warranties of Buyer and Edison contained in this Agreement shall be true and correct in all respects and Buyer and Edison shall have performed and satisfied all of their covenants, conditions and agreements and shall have delivered to each Shareholder all documents and agreements required by this Agreement to be performed, satisfied or delivered by Buyer and Edison prior to Closing.

                 9.02 Duhr/Bennett Bonus. ConForms having paid each of Allen W. Duhr and Joseph F. Bennett a $35,000 bonus in consideration of their services to ConForms during ConForms' current fiscal year, which payments have been approved pursuant to the Shareholder votes described in section 10.05. In addition, ConForms shall have provided Allen W. Duhr with the opportunity to purchase its 1995 Cadillac for the fair market value purchase price of $29,666.

                 9.03 Equity Contribution. Edison shall contribute at least $5.8 million of equity capital to Buyer of which $820,000 will be contributed by Alan J. Kastelic, Robert E. Klemm, Jay R. Hanamann, Craig Weinbrenner and David Edwards at Closing.

                 9.04 Deliveries on Closing. Buyer and Edison shall have delivered or cause to be delivered to each Shareholder the following documents at or prior to Closing:

                      (a)  The Notes, duly executed by Buyer and,
immediately following the Merger, a wire transfer to each Shareholder in the amount necessary to pay his Note in full.

                      (b) Certified copies of resolutions adopted by the Board of Directors of Buyer and Edison authorizing the purchase of the Shares and Units by Buyer and Edison in accordance with this Agreement and the Ancillary Agreements.

                      (c) A certificate of good standing for Buyer issued by the Secretary of State of Delaware within one week of the Closing Date and a certificate of good standing for Edison issued by the Secretary of State of New Jersey within one week of the Closing.

                      (d) An opinion of Buyer's and Edison's counsel in the form of Exhibit D.

                      (e)  The Escrow Agreement, duly executed by
Buyer and Edison.

           10.   Conditions Precedent to Buyer's and Edison's
Obligations. The obligations of Buyer and Edison under this Agreement are, at the option of Buyer and Edison, subject to the fulfillment at Closing of each of the following conditions:

                 10.01Accuracy of Representations and Warranties.
Each of the representations and warranties of each Shareholder contained in this Agreement shall be true and correct in all respects, each Shareholder shall have performed and satisfied all of his covenants, and each Shareholder shall have performed and satisfied all of his or its conditions and agreements and shall have delivered to Buyer and Edison all documents and agreements required by this Agreement to be performed, satisfied or delivered by each such Shareholder prior to Closing.

                 10.02Nonforeign Persons. Each of the Shareholders shall provide Buyer and Edison with a certification of nonforeign status as described under Treasury Regulations section 1.1445-2(b)(2).

                 10.03Funded Debt.  The Companies shall have no
Funded Debt obligations other than as set forth on the Interim Balance Sheet and Schedules 5.05, 5.08, 5.10 or 5.12. The term "Funded Debt" of the Companies for purposes of this section 10.03 shall be limited to loans, promissory notes and mortgages of any kind, industrial development revenue bonds, any obligation for borrowed money and capitalized leases. Cash on the balance sheets of the Companies as of the Closing Date (including cash generated or to be generated from the exercise of stock options) shall be treated as reducing the Funded Debt of the Companies.

                 10.04Equity Contribution. Edison shall contribute at least $5.8 million of equity capital to Buyer, of which $860,000 shall be contributed by Messrs. Kastelic, Klemm and Hanamann to Edison at the Closing to consummate the transactions contemplated by this Agreement.

                 10.05Compensation Payments. All payments to be made to any employee of the Companies as a result of or in connection with the transactions contemplated by this Agreement, whether pursuant to the Employment Agreements or otherwise, shall have been put to an independent vote of the Shareholders holding voting stock of the Companies as contemplated by Proposed Regulation Section 1.280G-1
Q&A 7, which vote shall determine the right of the parties to receive such amounts.

                 10.06Deliveries on Closing. Each Shareholder shall have delivered or cause to be delivered to Buyer the following documents at or prior to Closing:

                      (a) Stock certificates evidencing the Shares to be sold by Shareholder hereunder, duly endorsed in blank or accompanied by appropriate stock powers duly endorsed in blank with all documentary or stock transfer stamps affixed.

                      (b) Employment agreements in the form attached hereto at Exhibits C-1 and C-2 as approved pursuant to the Shareholder Vote described in section 10.05.

                      (c) Buyer and Edison shall have received from counsel to the Shareholders an opinion in form and substance as set forth at Exhibit E attached hereto, addressed to Buyer and Edison.

                      (d)  The Escrow Agreement, duly executed by
each Shareholder.

                      (e)  Bond counsel opinion addressed to
Robert W. Baird & Co., Incorporated and Firstar Trust Company in form and substance as set forth at Exhibit F.

                      (f) Buyer and Edison shall have received the resignations, effective as of the Closing, of each director and officer of ConForms, Ultra Tech and Gilco;

                      (g)  Certificate of status of each of the
Companies issued by the Secretary of State of Wisconsin within one week of the Closing Date and a certificate of good standing in each jurisdiction where the Companies are registered to do business.

                      (h)  All necessary third party consents and
approvals and all necessary governmental approvals, permits and licenses required for the performance by Shareholders and Companies for the closing of the transactions contemplated by this Agreement.

                      (i) Such other documents as Buyer and Edison reasonably deems necessary or appropriate to vest in it good and marketable title to all or any part of the Shares and Units, free and clear of all liens, encumbrances and other rights as provided in this Agreement.

           11.   Conduct Subsequent to Closing.

                 11.01Access to Books and Records. The parties agree that, for purposes of this section, the "Access Period" is defined as the longer of (i) a period of five (5) years from the Closing Date or (ii) the period of time beginning on the Closing Date and ending on the date on which taxes may no longer be assessed under the applicable statutes of limitations, including any period of waivers or extensions thereof. Buyer and Edison hereby covenant and agree to maintain in a reasonably accessible place, during the Access Period, the books and records delivered by the Shareholders hereunder relating to the Companies and to provide copies of such books and records to the Shareholders or their representatives upon request, for any reasonable purpose, at the requesting Shareholder's expense. Buyer and Edison agree to notify each Shareholder prior to disposal of any such books and records and, upon request made within thirty (30) days after receipt of such notice, to deliver such books and records to any requesting Shareholder at such Shareholder's expense.

                 11.02Reporting Assistance. Buyer and Edison agree to cooperate with the Shareholders in preparing information for various authorities after the Closing Date. This information includes, but is not limited to, accounting and tax workbooks, responses to audit requests and other filings with tax authorities. The Shareholders agree to provide the same reporting assistance to the Buyer and Edison.
                      For tax reporting purposes, the parties agree that as a result of the sale of the Units by Shareholders to Buyer and Edison, JABCO's existence as a partnership will terminate for tax purposes within the meaning of Code section 708 (and comparable state laws), resulting in a deemed liquidation of JABCO and distribution of the assets and liabilities of JABCO to Buyer and Edison. Shareholders will file JABCO's final tax returns for the short year ending as of the Closing Date on the basis set forth in section 14.06 of this Agreement.

                 11.03Liability Insurance. Buyer agrees to maintain in effect the Company's liability insurance (whether general liability, product liability, automobile liability or other type of liability insurance), without material change in the coverage provided by such insurance as of the date hereof to the extent reasonably possible, until such time as the Shareholders are no longer subject to liability for liability matters pursuant to section 12 of this Agreement.

           12.   Indemnification.

                 12.01Indemnification of the Buyer and Edison. Each Shareholder shall, pro rata in accordance with the percentage of the total Purchase Price set forth opposite his name on Schedule 2, indemnify the Buyer and Edison and hold them harmless from and against any and all losses, penalties, deficiencies, damages, costs and expenses (including reasonable attorneys' fees) of or against Buyer and Edison, up to an aggregate maximum of 20% of his share of the Purchase Price (the "Cap") resulting from or arising out of any misrepresentation, breach of warranty or nonfulfillment of any agreement of such Shareholder contained herein, or in any certificate, document or instrument delivered hereunder or pursuant hereto on the part of such Shareholder. In determining whether the Cap has been reached, there shall be included such Shareholders pro rata share of amounts paid out of the Escrow Amount. In the event the amount paid by the Shareholders pursuant to the first sentence of this section 12.01, together with all amounts paid out of the Escrow Account, exceed the Cap, the Shareholders shall have no further obligation to indemnify the Buyer and Edison pursuant to this section 12, and amounts then held in the Escrow Account pursuant to the terms of the Escrow
Agreement shall promptly be released to the Shareholders in accordance with the percentage of the total Purchase Price set forth on Schedule 2.
Each Shareholder shall indemnify the Buyer and Edison and hold them harmless up to a maximum of his pro-rata share of the Escrow Amount for any costs of investigation, monitoring, remediation, clean-up and closure including, without limitation, all consulting fees, attorneys' fees, laboratory fees, drilling, removal, disposal and treatment costs of soil and water contamination at ConForms' facility located at 1040 North Ninth
Street, Grafton, Wisconsin (the "Grafton Facility") relating to or arising from the following matters: (i) soil and groundwater contamination associated with a former 550-gallon UST along 9th Avenue in the southwest area of the Grafton Facility (the "UST Site"); (ii) contamination of soil and groundwater adjacent to and under the garage area in the northern area of the Grafton Facility (the "Garage Site"); (iii) contamination of soil and groundwater in, around and from the eastern boundary of the Grafton
Facility (the "Spur Railroad Site"); (iv) impact to a municipal well, if any, located adjacent to and northeast of the Grafton Facility by the contamination at the Garage Site or the Spur Railroad Site, all as the above are described in an Advent Environmental Services, Inc. Environmental Assessment dated June 11, 1996 and in a Key Environmental Services, Inc. Phase I Environmental Site Assessment dated January 24, 1996 and any extensions or continuations of any such contaminations or impacts (the "Grafton Pre-Closing Contamination"). The obligation of each Shareholder to indemnify and hold harmless Buyer and Edison as to the Grafton
Pre-Closing Contamination shall be limited to the payment of his pro-rata share of the Escrow Amount from the Escrow Account.

                      It is understood and agreed by Buyer and Edison that, except as expressly provided in this section 12, after Closing no Shareholder will have any obligation or liability to Buyer, Edison or their shareholders, officers, directors or affiliates, and such parties will have no claim or recourse against Shareholders arising out of or in connection with the transactions contemplated by this Agreement, it being understood and agreed that the remedies provided for in this section 12 will be the sole and exclusive remedies for any such claim by Buyer, Edison and such parties for any such matters, whether such claims are framed in contract, tort or otherwise.

                      No Shareholder shall have any liability under any circumstances pursuant to this section 12 in connection with a breach of a representation or warranty regarding title to Shares which were owned by another Shareholder. The indemnification obligation of each Shareholder shall terminate on July 31, 1997 and Buyer's and Edison's failure to provide each respective Shareholder with a notice of claim of indemnification on or before July 31, 1997 shall act as a complete bar on recovery thereunder. Notwithstanding the foregoing, each Shareholder's indemnification obligations with respect to the representations and warranties set forth at
(a) section 5.09 of this Agreement (relating to tax matters) shall continue until and terminate upon the expiration of the applicable statutes of limitation (including any extension thereof) and (b) section 5.20 of this Agreement (relating to environmental matters), excluding the obligations set forth in this Agreement relating to the Grafton Pre-Closing
Contamination as described in section 12.07, shall continue until and terminate upon the first to occur of the expiration of the applicable statutes of limitation (including any extensions thereof) or the sixty (60) month anniversary date of the Closing, and Buyer's and Edison's failure to provide each respective Shareholder with a notice of claim for indemnification prior to expiration of such applicable indemnification period shall act as a complete bar thereunder. Notwithstanding the foregoing, each Shareholder's indemnification obligations as provided in this section 12 with respect to the Grafton Pre-Closing Contamination shall continue until and terminate upon the receipt of Case Closure as provided in section 12.07. In no event shall the Shareholders be liable for any product liability claims relating to products manufactured after the date of Closing or for any damages, losses, costs or expenses relating to environmental occurrences or conditions arising after the date of Closing.

                      The determination of any liability, claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed by Buyer and Edison under this section 12 shall take into account the cost to Buyer, Edison or the Companies of any current or reasonably anticipated future tax payment which is or may be incurred, as well as the value to Buyer, Edison or the Companies of any current or reasonably anticipated future tax benefit which is or may be derived by Buyer, Edison or the Companies, by reason of (i) the receipt or accrual of the indemnification payment, (ii) the payment or accrual of any amount giving rise to the indemnification payment, or (iii) the adjustment or other event or circumstance giving rise to the indemnification payment. The calculation of the cost of any future tax payment and the value of any future tax benefit shall be determined by (x) discounting the amount of the reasonably anticipated future tax payment or benefit (taking into account, where relevant, the existing and reasonably anticipated future tax attributes of the Buyer, Edison and the Companies) from the period such payment or benefit is reasonably anticipated to be made or realized to the date the related payment hereunder is to be made, utilizing a discount rate equal to the prime rate of interest charged by LaSalle National Bank as of the date of such indemnification payment, and (y) assuming that the calculation of the current or reasonably anticipated future tax payment or benefit for the item in question is based on the application of the highest federal and state income tax rates in effect for the taxable period(s) during which the related payment hereunder is to be made. Except for the Grafton Pre-Closing Contamination, no Shareholder shall be under any duty to indemnify or hold harmless Buyer or Edison pursuant to this section 12 for any damages caused by the breach or inaccuracy of any representation, warranty or covenant if such breach or inaccuracy is fairly disclosed on the Disclosure Schedules to this Agreement or in writing prior to Closing, and in any such event such damages (including damages related to the Grafton Pre-Closing Contamination) shall not reduce the Basket defined in section 12.04.

                 12.02Survival. Each Shareholder's representations, warranties and covenants shall expire on July 31, 1997; provided, however, that each Shareholder's representations and warranties set forth at (a) section 5.09 of this Agreement (relating to tax matters) shall survive until the expiration of the applicable statutes of limitation (including any extensions thereof) and (b) section 5.20 of this Agreement (relating to environmental matters) shall survive until the first to occur of the expiration of the applicable statutes of limitation (including any extensions thereof) or the sixty (60) month anniversary date of the Closing and provided further however that each Shareholder's obligations as provided in this section 12 with respect to the Grafton Pre-Closing Contamination shall survive until the receipt of Case Closure provided in section 12.07.

                 12.03Effect of Insurance. The determination of any liability, claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed by Buyer or Edison under this section 12 shall be net of any insurance proceeds received by Buyer, Edison or the Companies.

                 12.04Minimum Indemnification Claim. No Shareholder shall be required to indemnify the Buyer or Edison hereunder unless the claim(s) of indemnification of the Buyer and Edison with respect to the Companies shall exceed in the aggregate $300,000 (the "Basket"), except as to the Grafton Pre-Closing Contamination, which shall be indemnified from the first dollar as provided in this section 12. In the event the Buyer's and Edison's claim (excluding claims relating to the Grafton Pre-Closing Contamination which shall be paid out of the Escrow Amount) shall exceed the Basket, then the Buyer and Edison shall have the right to be indemnified by each Shareholder on a several basis, pro rata in accordance with the percentage of the Purchase Price he receives as set forth on Schedule 2, only for amounts in excess of the Basket, subject to the Cap. The Buyer and Edison agree to promptly notify each Shareholder of any claim which would be indemnifiable but for the fact that the claim does not exceed the Basket. Except for obligations relating to Grafton Pre-Closing Contamination, neither the Buyer nor Edison shall have any claim against any Shareholder for any damages, costs or expenses up to the amount of the Basket and the Shareholders shall have no liability to the Buyer or Edison for claims in excess of the Cap.

                 12.05Indemnification of the Shareholders. The Buyer and Edison shall jointly and severally indemnify each Shareholder and hold him harmless from and against any damages, costs and expenses (including reasonable attorneys' fees), of or against any Shareholder resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement contained herein or in any certificate, document or instrument delivered hereunder or pursuant hereto on the part of the Buyer or Edison, and any liabilities relating to the Company and its operations arising after the Closing Date. Except as provided in section 14.06 and except for the covenant of Buyer and Edison in section 7 with respect to the maintenance of insurance which shall survive closing for so long as Shareholder's indemnification obligations survive Closing, all representations, warranties, obligations, covenants and agreements made by Buyer and Edison in this Agreement or in any certificate or document delivered pursuant hereto shall survive Closing for a period of twelve months.

                 12.06Procedure For Establishment of Claims.

                      (a)  In the event that any claims shall be
asserted by any party against a party hereto entitled to indemnification hereunder (the "Indemnified Party"), which, if sustained, could result in a claim by a party (an "Indemnifiable Claim"), the Indemnified Party, within thirty (30) days after learning of such claim, shall notify in writing the other party (the "Indemnifying Party") of such claim giving the particulars thereof; provided, however, that the Indemnified Party shall in any event give written notice to the Indemnifying Party within such period of time as shall be reasonably necessary to allow the Indemnifying Party to respond to any pleading or other document for which a timely response is required. Provided such notice occurs before expiration of the indemnification periods set forth in sections 12.01 and 12.05 of this Agreement, such notice shall not be a condition precedent to the Indemnifying Party's obligations to provide indemnification hereunder unless the failure to give such notice shall prejudice or impair the Indemnifying Party's ability to defend, compromise or verify such claim, in which case the Indemnifying Party is relieved of its indemnification obligations to such extent. The expiration of the indemnification periods set forth in sections 12.01 and 12.05 of this Agreement (the "Expiration Periods") shall not affect the Indemnified
Party's right to receive indemnification from the Indemnifying Party of an Indemnifiable Claim which the Indemnifying Party received notice of prior to expiration of the Expiration Periods but which was resolved after expiration of the Expiration Periods.

                           The Indemnified Party shall extend to the
Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through counsel reasonably acceptable to the Indemnified Party, provided the Indemnifying Party proceeds in good faith, expeditiously and diligently. No determination shall be made pursuant to subsection 12.06(b) below while such defense is still being made until the earlier of (i) the resolution of said claim by the Indemnifying Party with the claimant or (ii) the termination of the defense by the Indemnifying Party against such claim or the failure of the Indemnifying Party to prosecute such defense in good faith in an expeditious and diligent manner. The Indemnified Party shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. The Indemnified Party, at its option and expense, shall have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection. No settlement or compromise of any claim which may result in an Indemnifiable Claim, may be made by the Indemnifying Party without the prior written consent of the Indemnified
Party unless (i) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and (ii) the Indemnified Party is furnished with security reasonably satisfactory to the Indemnified Party that the Indemnifying Party will, in fact, pay such amount and expenses.

                      (b)  In the event that an Indemnified Party
asserts the existence of an Indemnifiable Claim, the Indemnified Party shall given written notice to the Indemnifying Party of the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within a period of fifteen (15) days after the giving of the Indemnified Party's notice, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (such notice by the Indemnifying Party being hereafter called the "Contest Notice"), such assertion of the Indemnified Party shall be deemed accepted and the amount of the Indemnifiable Claim shall be deemed established. In the event, however, a Contest Notice is given to the Indemnified Party within said fifteen (15) day period, then at any time thereafter a party may commence a proceeding in accordance with section 14.10 to resolve the contested assertion of an Indemnifiable Claim.

                      (c) The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of an Indemnifiable Claim, and, upon the execution of such agreement, such Indemnifiable Claim shall be deemed established.

                 12.07Procedures for Grafton Environmental Matters.
Promptly following the Closing, Shareholders shall, in accordance with applicable Wisconsin environmental laws and regulations, take steps required by governmental entities having jurisdiction over the Grafton Facility to investigate and remediate the Grafton Pre-Closing Contamination to the extent required by applicable law or regulation. The Buyer and Edison covenant and agree that Shareholders shall, pursuant to their indemnification obligations contained in this section 12, have full and exclusive responsibility and authority for all investigation, monitoring remediation cleanup, closure, removal, disposal and treatment and other measures relating to the Grafton Pre-Closing Contamination from and after the date of this Agreement. Shareholders' obligations with respect to the Grafton Pre-Closing Contamination shall be limited to the Escrow Amount, which Escrow Amount shall be the sole and exclusive recourse of Buyer and Edison against the Shareholders with respect to the Grafton Pre-Closing Contamination. Such responsibility and authority shall include (subject to the limitations provided in this section 12) restoring the environmental condition of the Grafton Facility to obtain receipt of "Case Closure" for the Grafton Pre-Closing Contamination. The term "Case Closure" for purposes of this Agreement shall have the meaning set forth in the Wisconsin
Statutes and the Wisconsin Administrative Code, including, without limitation, Wisconsin Administrative Code Chapter NR726, as those provisions may be amended from time to time, except that Shareholders' Representatives (as defined in the Escrow Agreement), and not the owner or operator, shall control the investigatory and remedial matters impacting the Grafton Facility until the first to occur of Case Closure for all Grafton Pre-Closing Contamination or expenditure of the entire Escrow Amount.
Upon receipt of Case Closure for the UST Site, the Garage Site and the Spur Railroad Site and payment by the Shareholders of all expenses incurred by them in connection with the investigation and remediation of the Grafton Pre-Closing Contamination, Escrow Agent shall promptly pay the balance of the Escrow Fund to the Shareholders' Representatives for distribution to the Shareholders. Upon expenditure of the entire Escrow Amount, the responsibility and authority for investigation and remediation for all Grafton Pre-Closing Contamination shall revert to the owner or operator. In the event the Wisconsin Department of Natural Resources ("WDNR") relinquishes its authority for Case Closure, Case Closure shall be pursued with the appropriate party or entity then having jurisdiction pursuant to applicable statutes, rules or regulations.

                      Notwithstanding the foregoing, if the
Shareholders are unable to obtain receipt of "Case Closure" as a result of actions or operations of Buyer or the Companies following Closing, Shareholders shall be deemed to have obtained "Case Closure" and shall thereafter be released of all obligation to provide indemnification once they have completed all remediation work required by the Wisconsin Department of Natural Resources with respect to the Grafton Pre-Closing Contamination and Shareholders have paid all expenses incurred by them in connection with the investigation and remediation of the Grafton Pre-Closing Contamination, other than work required as a consequence of the actions or operations of Buyer or the Companies following the Closing pursuant to this Agreement with respect to the Grafton Pre-Closing Contamination and all amounts remaining in the Escrow Account shall promptly be distributed to the Shareholders.

                      In connection with the investigatory and remedial aspects of the Grafton Pre-Closing Contamination, the parties agree:

                      (a)  Up to the Escrow Amount, Shareholders'
Representatives shall have the sole and exclusive right to defend, settle, appeal, compromise, arbitrate or negotiate any investigative or remedial measures proposed or required by any governmental entity and to take or cause to be taken any such remedial measures, including, without limitation, (i) soil/water sampling, laboratory testing and analysis;
(ii) contracting for and monitoring, investigative and/or remedial work;
(iii) preparation and filing of all documents required by local, state and federal environmental agencies having jurisdiction over the Grafton
Facility. Shareholders' Representatives shall have the authority to negotiate with any governmental entity having jurisdiction over the Grafton Facility as to the investigation, remediation, monitoring and/or closure of the Grafton Pre-Closing Contamination. Shareholders' Representatives agree to act promptly with respect to any final or definitive request or direction for action by any governmental entity having jurisdiction over the Grafton Facility with respect to Grafton Pre-Closing Contamination. In the event that Shareholders' Representatives shall fail to take action with respect to any final or definitive request or direction for action with regard to the Grafton Pre-Closing Contamination (unless such failure is occasioned by the appeal of such a request or direction for action by the Shareholders) by any governmental entity having jurisdiction over the Grafton Facility, then Buyer and Edison shall have the right to undertake the action requested or directed and shall be entitled to have the costs of such action paid out of the Escrow Account, subject to the right of the Shareholders' Representatives to resume such action in accordance with request or direction of the governmental entity.

                      (b)  Shareholders' Representatives shall
promptly provide Buyer and Edison with true, correct and complete copies of all correspondence and reports filed with environmental agencies.
During such time as Shareholders' Representatives are performing such investigative and remedial work as described above, neither Buyer nor Edison, nor their representatives, shall contact regulators with respect to the Grafton Pre-Closing Contamination without Shareholders'
Representatives prior written consent, which consent may be withheld in the discretion of Shareholders' Representatives.

                      (c)  Buyer and Edison shall cooperate with
Shareholders' Representatives in the investigation, remediation, monitoring and closure activities at the reasonable request of Shareholders' Representatives, at no cost to the Shareholders, including, without limitation, (i) joining in the execution of documents required by governmental authorities to be executed by Buyer as owner or operator of the Grafton Facility; and (ii) allowing Shareholders' Representatives, and agents, subcontractors and designees of Shareholders' Representatives, to have access to the Grafton Facility at reasonable times in order to carry out the Shareholders' Representatives investigation, remediation, monitoring and closure responsibilities hereunder; and (iii) by not obstructing, inhibiting or interfering with the investigation, remediation or monitoring to be performed by Shareholders' Representatives in, on or about the Grafton Facility.

                      (d)  Until the Shareholders' Representatives
have received Case Closure, Buyer and Edison agree that neither Buyer nor Edison, or their agents, invitees and assignees shall utilize or store, or permit the utilization or storage of any hazardous substances, hazardous waste or any toxic materials in connection with Buyer's activities on the Grafton Facility, except in compliance with all applicable laws, rules and regulations. In the event of a release of a hazardous substance at or on the Grafton Facility following Closing, Buyer and Edison shall provide prompt written notice of the release to the Shareholders' Representatives. Buyer and Edison shall provide Shareholders' Representatives with a copy of all Inventory and Form R Toxic Chemical Release reports concerning the use, manufacturing or storage of Extremely Hazardous Substances, Hazardous Substances and Toxic Chemicals on the property as defined by, and that may be required under, the Emergency Planning and Community Right-To-Know Act (42 U.S. C 1101-1150).

                      (e)  Shareholders' Representatives, Buyer and
Edison agree that Shareholders' Representatives shall contract with and utilize the services of STS Consultants, Ltd. ("STS") to carry out Shareholders' Representatives duties with regard to the investigation, remediation and monitoring of the Grafton Pre-Closing Contamination, as more particularly described in the Escrow Agreement. Buyer and Edison shall have the right to consult with and ask questions of STS with respect to the Grafton Pre-Closing Contamination, but shall not have the right to direct the activities of STS. However, Buyer and Edison agree that they shall not consult with and ask questions of STS unless the Shareholders' Representatives (or one of their designated substitutes) have been provided a reasonable opportunity to be present during all such consultation and inquiry. Buyer hereby consents to the employment of STS by Shareholders and waives any claim of conflict of interest against STS arising out of any prior contractual arrangement between Buyer and STS. Seller and Buyer agree that Seller may terminate the services of STS (and retain a different consultant to complete the necessary work) for good cause, and with the consent of Buyer, which consent shall not be unreasonably withheld.

                 In consideration of the foregoing agreements of the Shareholders, the Buyer and Edison hereby assign to the Shareholders any and all claims, defenses, rights, powers, privileges and remedies of the Buyer and Edison arising at law or in equity against any person, firm, corporation or other legal or governmental entity arising out of or relating in any way to the Grafton Pre-Closing Contamination provided that any amounts received by Shareholders from any such person, firm, corporation or other legal or governmental entity in excess of the amounts expended from the Escrow Amount shall be paid to Buyer and Edison. To the extent that such excess amounts are paid to Buyer or Edison, the Escrow Agent shall distribute a like amount of proceeds from the Escrow Account to the Shareholders, and thereafter the Escrow Amount shall be reduced by such distribution. It is the intention of the parties that such distribution shall thereafter reduce the amount of indemnification required from the Shareholders so that such obligation shall not exceed the remaining amount of the Escrow Amount.

           13. Business Brokers. Buyer, Edison and each Shareholder represents and warrants to each other that there are no business brokerage or finders' fees in connection with the transactions contemplated hereby resulting from any actions taken by them and they hereby indemnify, save and hold each other harmless from and against claims by any broker or finder for a fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by them relating to the transactions contemplated hereby.

           14.   Miscellaneous.

                 14.01Amendment and Severability. This Agreement may only be amended by a written agreement of the parties hereto. If any provision, clause or part of this Agreement or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the applications of each provision, clause or part under other circumstances, shall not be affected thereby.

                 14.02Waiver. The failure of any Shareholder, Buyer or Edison to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or the future performance of any such term, covenant or condition. Moreover, Buyer's and Edison's decision to close this transaction notwithstanding their constructive or actual knowledge of the breach by any Shareholder of one or more of his or its representations, warranties or obligations hereunder shall not relieve such parties of their indemnification obligations hereunder with respect to such breach; in such case, Buyer and Edison specifically are relying upon such Shareholder's indemnification obligation, as well as the underlying representation, warranty or contractual obligation. All rights and remedies granted in this Agreement to Buyer and Edison shall be cumulative and nonexclusive of all other rights and remedies that Buyer and Edison may have.

                 14.03Notices. Any notice to be given hereunder shall be deemed given and sufficient if in writing and delivered or mailed by registered or certified mail, in the case of each Shareholder, to:

                      Allen W. Duhr
                      10227 North Waterleaf
                      Mequon, WI 53092

                      Joseph F. Bennett
                      10245 North Westport Circle
                      Mequon, WI 53092

                      Alan J. Kastelic
                      265 Huntington Drive
                      Cedarburg, WI 53012

                      Robert E. Klemm
                      485 Beechwood Drive
                      Cedarburg, WI 53012

                      Jay R. Hanamann
                      N108 W7075 Berkshire Drive
                      Cedarburg, WI 53012
with a copy to:

                      Reinhart, Boerner, Van Deuren,
                      Norris & Rieselbach, s.c.
                      1000 North Water Street, Suite 2100
                      P.O. Box 92900
                      Milwaukee, WI 53202-0900
                      Attn:  James M. Bedore, Esq.
                      Facsimile No. 414-298-8097

and, in the case of Buyer and Edison, to:

                      Edison Control Corporation
                      360 Lexington Avenue, 14th Floor
                      New York, NY 10017
                      Attn:  Mary McCormack
                      Facsimile No. 212-972-6109

with a copy to:

                      Dewey Ballantine
                      1301 Avenue of the Americas
                      New York, NY 10019-6092
                      Attn:  Mark R. Baker
                      Facsimile No. 212-259-6333

or to such other address as each Shareholder, Buyer or Edison may designate by notice in writing to the other.

                 14.04Benefit. This Agreement shall be binding upon and inure to the benefit and burden of and shall be enforceable by Buyer and Edison, their respective successors and assigns, and Shareholders, their successors and assigns. This Agreement may not be assigned by any party without the written consent of the others.

                 14.05Expenses.  All expenses incurred by
Shareholders, Buyer or Edison in connection with the transactions contemplated hereby, including, without limitation, legal and accounting fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense, except
(a) as otherwise provided herein and (b) the costs and expenses of the transactions contemplated hereby other than the costs and expenses of Buyer or Edison, through and including the date of this Agreement shall be borne by ConForms.

                 14.06Allocation of Purchase Price of JABCO Units. The Purchase Price paid to the Shareholders for their JABCO Units shall be assigned and allocated to the assets owned by JABCO as set forth on
Schedule 14.06 by operation of Code sections 741, 751(a) and 755. Shareholders, Buyer and Edison shall mutually agree on the content of the reporting requirements to the Internal Revenue Service with respect to such allocation in accordance with Treasury Regulations section 1.755-2T. Each Shareholder, to the extent of his indemnification obligations under section 12, shall indemnify and hold Buyer and Edison, and Buyer and Edison shall indemnify and hold each Shareholder, harmless for failure to report and file in accordance with this section 14.06. Notwithstanding section 12.05, Buyer and Edison agree that their indemnification obligations to Shareholders and Shareholders agree that their indemnification obligations to Buyer and Edison under this section 14.06 shall terminate upon the expiration of the applicable statutes of limitation with respect to the tax reporting obligation under this section 14.06.

                 14.07Public Announcement. No public announcement of the transactions contemplated hereby shall be made by way of press release, disclosure to the trade or otherwise except with the mutual approval of the parties.

                 14.08Entire Agreement. This Agreement and the schedules and Ancillary Agreements to be delivered pursuant hereto constitute the entire agreement among the parties hereto and there are no agreements, representations or warranties which are not set forth herein. All prior negotiations, agreements and understandings are superseded hereby. This Agreement may not be amended or revised except be a writing signed by the parties hereto. All parties being represented by counsel, no one party shall be deemed the drafter of this Agreement with respect to its interpretation.

                 14.09Governing Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without regard to its choice of laws.

                 14.10Arbitration. All claims, disputes and other matters in question between the parties to this Agreement arising out of or in any way relating to this Agreement or the breach thereof shall be determined by arbitration in Milwaukee, Wisconsin in accordance with the rules of the American Arbitration Association then in effect unless the parties mutually agree in writing to waive this provision. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notice of the demand for arbitration shall be filed in writing with the other party or parties to this Agreement and with the American Arbitration Association in Chicago, Illinois. The demand shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when an institution of legal or equitable proceedings based upon such claim, dispute or other matter in question would be barred by this Agreement or the applicable statute of limitations. The arbitration shall be before a single arbitrator who shall interpret this Agreement in accordance with the internal laws of the State of Wisconsin. The award rendered by the arbitrator shall be final and any judgment may be entered upon it in accordance with the applicable law in any court having jurisdiction thereof. In no event shall any party be awarded punitive damages.

                 14.11Closing Null and Void. Notwithstanding anything else in this Agreement to the contrary, in the event the Notes are not paid in full by close of business on the Closing Date, all transactions contemplated by this Agreement and each Ancillary Agreement in connection with the sale of the Shares and Units shall be deemed null and void and of no further force and effect. In such event, the Buyer and Edison shall deliver to the Shareholders all purported documents of transfer, and the Shareholders shall deliver to the Buyer and Edison all of the documents evidencing the Purchase Price delivered pursuant to the Agreement and Ancillary Agreement. Thereafter, neither Buyer nor
Edison shall have any right, title or interest in and to any of the Shares or Units and Shareholders shall have no interest in any of the consideration paid pursuant to the Agreement and each Ancillary Agreement.

SHAREHOLDERS:

____________________________CONSTRUCTION FORMS,
Allen W. Duhr            ACQUISITION, INC.

____________________________BY______________________________
Joseph F. Bennett     Its____________________________

____________________________EDISON CONTROL CORPORATION
Alan J. Kastelic

____________________________BY______________________________
Robert E. Klemm     Its____________________________

____________________________
Jay R. Hanamann

EXHIBITS


Exhibit





A-1
A-2
A-3
A-4
A-5
A-6
Promissory Note of Allen W. Duhr
Promissory Note of Joseph F. Bennett
Promissory Note of Alan J. Kastelic
Promissory Note of Robert E. Klemm
Promissory Note of Jay R. Hanamann
Promissory Note of Allen W. Duhr

B
Escrow Agreement

C-1
C-2
Employment Agreement of Alan J. Kastelic
Employment Agreement of Jay R. Hanamann

D
Opinion of Dewey Ballantine

E
Opinion of Reinhart, Boerner, Van Deuren,
Norris & Rieselbach, s.c.

F
Bond Counsel Opinion of Reinhart, Boerner,
Van Deuren, Norris & Rieselbach, s.c.


SCHEDULES


Schedule



2
Purchase Price Allocation
5.01
Authorization of Agreement
5.02

Title to Shares
5.05
Financial Statements
5.06
Capital Stock

5.07(a)
Title to Assets
5.07(b)
Real Property Owned or Leased

5.08
Undisclosed Liabilities
5.06
Taxes
5.10
Conduct Out of Ordinary Course

5.11
Insurance
5.12
Material Contracts
5.15
Accounts Receivable

5.16
Government Licenses and Permits
5.17
Employee Benefit Plans
5.18

Labor Matters
5.19
Intangible Assets
5.20
Compliance with Environmental
Laws
5.21
Product Recalls and Warranty
5.22Litigation14.06Allocation of
Purchase Price of JABCO Assets